Aware Asset Management, Inc.
Code of Ethics
Effective September 20, 2017

High ethical standards are essential for the success of Aware Asset Management, Inc. (“AAM”) to maintain the confidence of our Clients. AAM’s business interests are best served by adherence to the principle that the interests of our Clients come first.

In recognition of AAM’s fiduciary duty to our Clients and our desire to maintain high ethical standards, AAM has adopted the Blue Cross and Blue Shield of Minnesota Code of Conduct (“Code of Blue”) as well as this Code of Ethics (“the AAM Code”) that applies to all Access Persons. Together, the Code of Blue and the AAM Code set forth standards of business conduct in accordance with our fiduciary duty to Clients; fosters compliance with applicable federal securities laws; and eliminates transactions that could be viewed as a conflict with the best interests of our Clients. The AAM Code also provides a means to resolve any actual or potential conflicts in favor of our Clients. A Client means the owner of any account where AAM serves as investment adviser or an entity to which AAM provides asset allocation advisory services.

The provisions of this AAM Code apply to all Access Persons, which for purposes of this AAM Code includes all Directors and Officers of AAM, along with all employees of BCBSM, Inc., d/b/a Blue Cross and Blue Shield of Minnesota (“Blue Cross”) who are assigned to do work on behalf of AAM.

As an Officer or Director of AAM or an employee of Blue Cross who has been assigned to do work on behalf of AAM, adherence to the Code of Blue and the AAM Code are a condition of employment. Violations of the Code of Blue or the AAM Code may result in written warnings, written reprimands, fines, cancellation of transactions, disgorgement of profits, up to and including the suspension or termination of employment. This responsibility is shared by all Access Persons. If you are uncertain about how any provision of the Code of Blue apply to you, you should contact your manager or the Blue Cross’s Vice President, ethics, compliance and privacy officer. If you are uncertain about how any provision of AAM’s Code of Ethics applies to you, you should contact your manager or the Chief Compliance Officer of Aware Asset Management (“CCO of AAM”).

The policies and procedures for AAM are provided in the AAM Compliance Manual, including information on:

•	Political Contributions (Pay-to-Play)
•	Privacy
•	Gifts, Business Entertainment
•	Non-Cash Compensation
•	Outside Business Activities
•	Insider Trading and Material Non-Public Information

1. Standards of Business Conduct

AAM shall conduct its business at all times consistent with its status as a fiduciary to our Clients. This means AAM has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for our Clients and must act in the best interest of our Clients. This includes putting Client interests first at all times.

This AAM Code and other AAM policies and procedures address specific elements of AAM’s fiduciary obligations. However, they cannot, and are not intended to, address all circumstances in which consideration of AAM’s fiduciary obligations will arise.

Accordingly, AAM expects all Access Persons to adhere strictly to the specific requirements of this AAM Code, the Code of Blue, and any other policies and procedures, but to also think beyond them and to conduct themselves with honesty and integrity in accordance with AAM’s fiduciary obligations. Any activity that could be perceived as improper jeopardizes AAM’s integrity, even if it does not expressly violate a rule or a specific provision of this AAM Code, and has the potential to harm AAM’s reputation.

(a)
Compliance with Laws and Regulations - In addition to adhering strictly to the specific requirements of this AAM Code and all other policies and procedures, AAM expects all Access Persons to respect and obey all applicable federal and state securities laws and regulations. This includes prohibiting any activity which directly or indirectly:

•	Defrauds a Client in any manner;
•	Misleads a Client or regulator, including any statement that omits material facts;
•	Operates or would operate as a fraud or deceit on a Client;
•	Functions as a manipulative practice with respect to a Client or regulator; or
•	Functions as a manipulative practice with respect to securities.

(b)
Confidentiality of Information – AAM maintains informational barriers and other reasonably designed controls to ensure that it conducts its business in accordance with its fiduciary obligations to Clients and in compliance with all federal and state securities laws. In addition to the requirements detailed in the Code of Blue, AAM and its Access Persons share a duty to ensure the confidentiality of Client information, including account numbers, Client holdings, transactions and securities recommendations. This includes the holdings and other non-public information related to accounts for which AAM provides investment advisory services. Any unauthorized access, use or disclosure of confidential, protected or proprietary information is prohibited. Confidential information includes information that, if exposed, could negatively impact AAM’s operation effectiveness, cause a meaningful financial loss, impact competitive advantage or cause a major loss in customer confidence. To ensure this duty is fulfilled, AAM has adopted this AAM Code as well as the Code of Blue. All Access Persons are required to adhere to each of these policies. Access Persons who come to AAM from a competitor must take steps to prevent disclosure of confidential or proprietary information of their former employer.

(c)
Conflicts of Interest - In addition to the requirements detailed in the Code of Blue, Access Persons should be aware that certain financial, business or other activities or relationships may be at odds with AAM’s interests or might conflict with their assigned duties. Given the nature of AAM’s business, conflicts can arise in various contexts. Where possible, our objective is to avoid any conflict between AAM, Access Persons, and the Client. As a fiduciary, our objective is to serve in the best interest of the Client, which means the interests of AAM’s Client must always come first. All Access Persons are required to disclose personal, financial and other interests and activities that may pose a conflict of interest through completing the Statement of Disclosure annually. If you are concerned that a situation you encounter or an activity that you are involved in may present a conflict, contact your manager or the CCO of AAM for guidance before proceeding or taking any affirmative action.

(d)
Trading on Material Nonpublic Information – In the course of performing your duties as an officer, director or BCBSM employee assigned to do work on behalf of AAM, you may receive Material Nonpublic Information. Material Nonpublic Information is information that is both (i) material, meaning that its disclosure would probably have an impact on the price of a security or if reasonable investors would want to know the information before making an investment decision, and (ii) nonpublic, meaning that it has not been disseminated or made available to the marketplace in general. Trading activity or proposed trading activity in Client accounts is one form of Material Nonpublic Information.

It is a violation of the fiduciary obligation owed to Clients and securities laws to use knowledge about trading activity or proposed trading activity in Clients’ accounts to engage in trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where an Access Person trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The “Maintaining Accounts and Trading Rules” explained below are designed to prevent, detect and correct these improper practices.

These requirements are also reasonably designed to allow AAM to address potential or actual issues related to trading on the basis of Material Nonpublic Information, commonly referred to as “insider trading”. If you believe you have come into possession of Material Nonpublic information, you must immediately notify the CCO of AAM, and you cannot trade in or otherwise communicate with others about the securities of the issuer (or any related securities or instruments) about which you believe you have Material Nonpublic information.

These restrictions do not apply to information that this immaterial or information that was Material Nonpublic Information that subsequently has been disseminated or made available to the marketplace in general. Improperly disseminating Material Nonpublic Information, commonly referred to as “leaking information”, is a breach of AAM’s confidentiality obligations and a violation of the AAM Code.

Further information is available in the AAM Compliance Manual.

2. Maintaining Accounts & Trading Rules

Access Persons and their Immediate Family Members are required to follow specific requirements to maintain accounts that can transact in certain types of securities. These accounts are known as Covered Accounts, and the relevant securities are known as Covered Investments.

For purposes of the AAM Code and these requirements, Immediate Family Members are spouses, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, inclusive of adoptive relationships.

Covered Investments include investments in securities, broadly defined to include all types of equity and debt investments (including investments in a related security, such as an option), with the exception of the following securities:

•	U.S. government bonds;
•	Bankers’ acceptances;
•	Bank certificates of deposit;
•	Commercial paper;

•	High-quality short-term debt instruments (such as money market mutual funds);
•	Money market funds;
•	Shares issued by open-end funds (mutual funds) and;
•	Shares issued by unit investment trusts invested exclusively in one or more open-ended funds.

If changes to these lists occur between updates to the AAM Code, the CCO of AAM will communicate such changes in writing to all Access Persons.

Covered Accounts refer to all accounts that can transact in Covered Investments in which any Access Person, their Immediate Family Members who share the same residence, has an interest or beneficial ownership. Beneficial ownership includes having any direct or indirect financial interest in an account – including an account with a financial institution or a 401(k) plan or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Investments in any such account. The existence of all Covered Accounts maintained and established while an Access Person must be reported regardless of whether the account transacts in or holds Covered Investments.

Exhibit A (Reference Chart for Covered Accounts) provides non-exhaustive examples of Covered Accounts.

If you or an Immediate Family Member maintain any pre-existing brokerage accounts, you are required to disclose all accounts to the CCO of AAM as described in the AAM Code Reporting Requirements section, below. Access Persons who maintain personal brokerage accounts are encouraged to have duplicate copies of account statements and confirmations sent directly to the attention of the CCO of AAM. If a new Covered Account is established, it must be disclosed to the CCO of AAM immediately and prior to transacting in the account.

The specific procedures related to personal trading are set forth in this section and require, among other things, the reporting of securities transactions and holdings, as well as the pre-approval of certain types of transactions. These procedures apply to transactions for Access Persons themselves, as well as transactions for their Immediate Family Members sharing the same residence, and any partnership, trusts, estates, etc. in which any of them has an interest in a Covered Account.

Additionally, certain types of securities (Covered Investments) require additional approvals, including:

(a)
Limited Offerings (Private Placements) - An Access Person may participate in Limited Offerings, subject to advance review and approval by the CCO of AAM who has been provided with full details of the proposed transaction. Limited Offerings, also known as private placements, refers to an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to Regulation D Rule 504 or Rule 506. Common examples include securities purchased by angel investors and private real estate investment trusts (REITs). Requests to participate in Limited Offerings, as well as reporting on pre-existing positions at time of employment, must be submitted for pre-approval along with copies of the offering documents and subscription agreements. This rule applies to initial investments as well as subsequent investments. Approvals granted by the CCO of AAM will be based in part on the Access Person’s ability to demonstrate that no current or potential conflict of interest will arise from engaging in the transaction. Access Persons who own securities purchased through Limited Offerings, whether held at the start of employment or acquired during their employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise.

(b)
Prohibited Transactions in Initial Public Offerings (“IPOs”) - An Access Person may purchase securities in an initial public offering, subject to advance review and approval by the CCO of AAM who has been provided with full details of the proposed transaction. In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, the Access Person must bring the information about the impending IPO to the attention of the CCO of AAM at least three business days prior to the public offering.

(c)
Restricted Securities - AAM may from time to time, for a variety of reasons, identify issuers whose securities Access Persons are restricted from trading. If an issuer is on the Restricted List, no trading will be permitted.

3. AAM Code Reporting Requirements

The AAM Code Reporting Requirements apply to the Covered Accounts with Covered Investments described above in Section 2 (Maintaining Accounts & Trading Rules).

(a)
Access Persons Reporting Requirements – Initial - Within (10) calendar days of the start of assignment to do work on behalf of AAM or any other occurrence that results in an individual being deemed an Access Person (e.g., appointment to the AAM Board of Directors), the Access Person will disclose all Covered Accounts and Covered Investments dated within 45 days of becoming an Access Person, as provided in Exhibit C (Initial/Annual Holdings Report).

(b)	Access Persons Reporting Requirements – Ongoing – The following annual and quarterly reporting is required by all Access Persons:

•
Annually. Access Persons will provide a list of their Covered Accounts and Covered Investments dated within 45 days after the end of the calendar quarter that triggers annual holdings reporting. Access Persons will certify that the accounts and holdings disclosed are current, accurate, and complete. (See Exhibit C: Initial/Annual Holdings Report)

•
Quarterly. Access Persons are required to report all transactions in Covered Accounts within 30 days after the end of each calendar quarter. Quarterly transaction information related to any existing Covered Account or information concerning any new Covered Account for which AAM is not receiving statements or information directly from the broker-dealer or other intermediary must be reported to the CCO of AAM. (See Exhibit D: Quarterly Transactions Report)

Access Persons do not need to provide quarterly transactional information to AAM if the Access Person has previously arranged to have their broker-dealer provide the required transaction and account information directly to AAM, however, the Access Person must still complete the applicable portions of the Quarterly Transactions Report (See Exhibit D: Quarterly Transactions Report). This exemption does not apply to the Initial Holdings Reports.

(c)
Reviews of Chief Compliance Officer of AAM Personal Trades - In order to prevent any potential conflicts of interest in the personal trading activities of Compliance personnel, such personnel are not permitted to pre-clear, review, or assess compliance with the AAM Code as it relates to their own personal trading activities.

The CCO of AAM’s personal trading activities will be monitored and approved by the AAM President and Chief Investment Officer, in consultation with Blue Cross’s chief legal officer and/or vice president, ethics, compliance and privacy officer.

4. Exemptions

The CCO of AAM is primarily responsible for administering the provisions of the AAM Code. When applicable and in consultation with Blue Cross’s chief legal officer and/or vice president, ethics, compliance and privacy officer, limited exemptions to certain requirements of the AAM Code may be granted where circumstances warrant and the CCO of AAM is satisfied that granting the exemption would not represent a breach of federal or state securities laws, a breach of AAM’s fiduciary obligations or undue risk to its Clients or AAM. All requests for such exemptions shall be in writing and the CCO of AAM will maintain a written record of its response.
5. Reporting Violations

Officers, Directors or Blue Cross employees assigned to do work on behalf of AAM all have direct, personal responsibility for following the Code of Blue and the AAM Code as well as seeking help or clarification to avoid unethical or illegal business conduct. Officers, Directors or Blue Cross employees assigned to do work on behalf of AAM also have a duty to internally report any activity that they, in good faith, believe is or may be a violation of the Code of Blue or of the AAM Code or other laws regulating the business.

These reports will be documented and those reports specific to the operations of Aware Asset Management will periodically be reviewed by the vice president, ethics, compliance and privacy officer of Blue Cross and Blue Shield of Minnesota and the Chief Compliance Officer of Aware Asset Management.

If you have questions or are unsure of what to do, you can see or call:

•	Your Manager.
•	Jayson Alexander, Chief Compliance Officer of Aware Asset Management, (651) 662-3925, jayson.alexander@awareassetmgmt.com
•	Jane McMahon, vice president, ethics, compliance and privacy officer of Blue Cross and Blue Shield of Minnesota, (651) 662-6570, jane.mcmahon@bluecrossmn.com
•	Anonymous Options
o	Compliance Hotline at 1-866-311-4229
o	Web Submission – submit a concern via the web by entering www.alertline.com, typing “Blue Cross” into the box and then selecting “Blue Cross Blue Shield of Minnesota” from the drop-down.

Every attempt will be made to assure you anonymity if you choose to report anonymously. Your name will only be shared to the extent necessary to resolve the issue or concern. All reports will be treated with confidentiality. Additional information on reporting and the prohibition on retaliation is available in the Code of Blue.

6. Investigations and Penalties

The CCO of AAM will immediate report receipt of any reported violations to the vice president, ethics, compliance and privacy officer. The vice president, ethics, compliance and privacy officer in consultation with the CCO of AAM, Blue Cross’ chief legal officer and/or the Human Resources Employee Business Consultant as appropriate has the primary responsibility for determining whether violations of the AAM Code have occurred.

While reported violations are under investigation, steps may be taken to mitigate the impact of suspected violations. Mitigation determinations will be made by the vice president, ethics, compliance and   privacy

officer in consultation with the CCO of AAM, Blue Cross’ chief legal officer and/or the Human Resources Employee Business Consultant as appropriate.

Remediation and disciplinary actions may also apply, as outlined further in the Code of Blue.

AAM and its affiliates will not be liable for any losses incurred or profits avoided by any Access Person resulting from the implementation or enforcement of the AAM Code. Access Persons must understand that their ability to buy and sell investments is limited by the AAM Code.

7. Applicable Regulations and References

“CCO of AAM” – refers to the Rule 206(4)-7 Chief Compliance Officer for AAM.

“Investment Advisers Act of 1940” The Investment Advisers Act of 1940, as amended, regulates the activities and requirements of Investment Advisers. The Securities and Exchange Commission has adopted rules under the Act. Section 204A addresses prevention of the misuse of Material Nonpublic Information. Rule 204A-1 addresses the requirements for an investment adviser’s code of ethics. Rule 206(4)-7 addresses compliance procedures and policies. Visit https://www.sec.gov/answers/about-lawsshtml.html for additional details.

8. Code Reporting

The CCO of AAM shall report on the AAM Code of Ethics monitoring and other related activities by preparing and submitting a written report at least annually to the AAM Board of Directors and to the Blue Cross Ethics and Compliance Steering Committee that:

•
Describes any issues arising under the AAM Code since the last report, including but not limited to, information about material violations of the AAM Code or procedures and sanctions imposed in response to the material violation;

•	Summarizes existing procedures concerning personal investment activities and any changes in the procedures made during the previous year; and
•	Identifies any recommended changes to the AAM Code or procedures related to its administration.

9. Recordkeeping

The following AAM Code of Ethics Related Records are Required To Be Kept for Five Years (minimum two years on-site):
•	All initial and annual holdings reports
•	All quarterly transaction reports and account statements
•	A copy of the AAM Code of Ethics currently in effect and any that have been in effect within the past five years
•	A record of any violation of the AAM Code of Ethics and of any action taken as a result of the violation
•	All written Acknowledgements of the AAM Code of Ethics for each person who is currently, or within the past five years was, an employee of AAM or otherwise is or was considered a Access Person
•	A list of persons who are currently, or within the past five years were considered Access Persons

•	All records pertaining to training of the AAM Code, including new employee training and training related to the AAM Code amendments, including who attended, when it was provided and what was covered
•	All records related to the granting of exemptions to the AMM Code of Ethics
•	All records documenting the annual review of the AAM Code of Ethics and written reports prepared for the AAM Board of Directors
•	All records of approved personal investments in private placements and initial public offerings

10. APPROVAL, ACKNOWLEDGEMENT, AND REVIEW

(a)
                   Periodic Review – At least annually, the CCO of AAM will review the AAM Code and relevant policies and procedures for accuracy and make updates as needed. The Board will review the Code of Blue at least once every three years, and will review the AAM Code and relevant policies and procedures at least annually.

(b)
                  Acknowledgements and Certifications - All new Access Persons are required to review and acknowledge their understanding of AAM’s Code of Ethics within 10 calendar days of becoming an Access Person. Access Persons will also provide annual certification of their understanding of and compliance with the Code.  (See Exhibit B: Initial/Annual AAM Code of Ethics Attestation)

Access Persons will be provided with copies of any revisions or amendments to this AAM Code, and will be asked to acknowledge receipt either electronically or in writing, which will also be kept on file.

(c)	The Code of Conduct was last approved on: September 20, 2017

EXHIBIT A

REFERENCE CHARTS FOR COVERED ACCOUNTS APPLICABLE TO THE AAM REPORING REQUIREMENTS

The following chart contains many of the common investment account types, though it is not all –inclusive. Remember that the AAM Code Reporting Requirements apply not only to Access Persons themselves, but also to:
•	Immediate Family Members sharing the same residence,
•	Investment Clubs, Partnerships, Trusts and Estates, and
•	Other types of accounts in which any of them has an interest or beneficial ownership.

Beneficial ownership includes having any direct or indirect financial interest in an account – including an account with a financial institution or 401k plan or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Investments in any such account.

Directed Brokerage refers to the opportunity within a 401k plan, Health Savings Account (HSA) plan, Voluntary Employee Beneficiary Association (VEBA) plan or similar employee benefit plans in which plan participants could invest directly in securities (i.e. equities or bonds) beyond a menu of mutual funds or equivalent pooled investment vehicles.

INVESTMENT ACCOUNT TYPE	REPORTABLE COVERED ACCOUNT?

Brokerage or Investment Accounts that are eligible to hold individual securities such as equities, options, corporate debt, etc.	Yes

529 Plans	No

Bank Savings Accounts	No

Bank Certificates of Deposit	No

Blue Cross Blue Shield or other 401k Accounts without Directed Brokerage	No

Blue Cross Blue Shield or other 401k Accounts with Directed Brokerage	Yes

Life Insurance Policies, Fixed and Variable Annuities	No

SelectAccount or other Health Savings Accounts with Directed Brokerage	Yes

SelectAccount or other Health Savings Accounts without Directed Brokerage	No

Employee Stock Purchase Plan Accounts	No

Employer Directed Pension Accounts	No

Third-Party Managed Accounts	Yes

Automatic Investment Plans	No

EXHIBIT B

INITIAL/ANNUAL AWARE ASSET MANAGEMENT CODE OF ETHICS ATTESTATION

I REPRESENT AND CERTIFY THAT I HAVE READ AND UNDERSTAND THE AAM CODE OF ETHICS SEPTEMBER 20, 2017 AND UNDERSTAND THAT I AM SUBJECT TO THE AAM CODE. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE, INCLUDING ITS PROVISIONS CONCERNING THE APPROVAL AND REPORTING OF PERSONAL SECURITIES TRANSACTIONS.

Please direct questions regarding the Code of Ethics to the Chief Compliance Officer of Aware Asset
Management at:
Jayson.Alexander@awareassetmgmt.com
 651-662-3925

Access Person Name

Dated: ,
Access Person Signature

EXHIBIT C

AAM CODE REPORTING INITIAL/ANNUAL HOLDINGS REPORT

Access Person:
(Name)

The information provided is as of the following date:
(Date)

This report must be submitted to the Chief Compliance Officer of Aware Asset Management no later than 10 days after the filer becomes an Access Person, and the information must be current as of a date no more than 45 days before the date the filer becomes an Access Person. This report must also be submitted annually to the Chief Compliance Officer of Aware Asset Management no later than 45 days after the end of the calendar year, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

I am reporting below all holdings required to be reported for the relevant period pursuant to the Code of Ethics.

(Date)	(Access Person’s Signature)

HOLDINGS REPORTING

Check if applicable:              (a)      ☐This is my initial holdings report
(b)	☐ This is my annual holdings report
(c)	☐ I had no reportable holdings for this reporting period (attach list of Covered Accounts, even if they do not contain Covered Securities)
(d)	☐ All holdings required to be reported have been provided to Aware Asset Management, Inc. through duplicate account statements that contain all of the required information.
(e)	☐ All holdings required to be reported have been provided to Aware Asset Management, Inc. through the information set forth below and on additional sheets if necessary.

HOLDINGS

Title and Type of Security	Ticker/ CUSIP	Quantity or Par Value	Principal Amount Securities	Location of Securities

(Attach additional sheets if necessary.)

EXHIBIT D

AAM CODE REPORTING QUARTERLY TRANSACTIONS REPORT

Access Person:
(Name)

The information provided is as of the quarter ended:
(Date)

This report must be submitted to the Chief Compliance Officer of Aware Asset Management no later than 30 days after the end of the calendar quarter. This report must cover all Covered Accounts and Covered Investments during the quarter.

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics.

(Date)	(Access Person’s Signature)

TRANSACTION REPORTING

Check if applicable:                 (a)      ☐I had no reportable transactions during this reporting period (attach list of any not previously reported Covered Accounts, even if they do not contain Covered Securities).
(b)	☐ All transactions required to be reported have been provided to Aware Asset Management, Inc. through duplicate confirmations/account statements that contain all of the required information.
(c)
☐ All transactions required to be reported have been provided to Aware Asset Management, Inc. on the attached statements and/or through the information set forth below and on additional sheets if necessary.

TRANSACTIONS

Trade Date with Buy/Sell Indication	Ticker/ CUSIP	Quantity or Par Value	Resulting Principal Amt Held	Location of Securities

(Attach additional sheets if necessary.)